Remote Monitoring and Control Solutions Provider Acorn

Sets June 3rd Record Date for $2.4 Million Rights Offering

Exercise Price Expected at 15% to 20% Discount to Acorn Closing Price on Record Date

Wilmington, DE – May 24, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines, compressors and other industrial equipment, through its 80%-owned OmniMetrix™, LLC subsidiary, today announced that the record date for its previously announced rights offering to existing securityholders will be Monday, June 3, 2019 and that the rights are expected to be distributed on Tuesday, June 4, 2019, subject to the effectiveness of the Registration Statement described below . The rights are expected to be exercisable through Monday, June 24, 2019. The Rights Offering seeks to raise gross proceeds of $2.4 million and will be covered by backstop commitments by certain backstop purchasers.

The Rights Offering will involve a distribution, to Acorn stockholders and holders of certain outstanding Acorn warrants, of non-transferable Rights to purchase additional shares of Acorn’s Common Stock. The exercise price for the purchase of Acorn common shares pursuant to the Rights Offering is expected to be at a discount of between 15% and 20% to the closing market price of Acorn’s Common Stock on the record date. Details regarding the final terms and timing of the Rights Offering will be determined and disclosed on or prior to the record date and will be reflected in the final prospectus for the offering to be filed with the Securities and Exchange Commission. Any securityholder questions should be directed to Acorn’s investor relations team via the contact information provided below.

Use of Proceeds

Acorn intends to use the net proceeds from the Rights Offering to finance the contemplated reacquisition of the 20% minority interest in its OmniMetrix, LLC subsidiary that it does not already own and to provide OmniMetrix with additional sales and marketing resources to facilitate expansion into additional geographic markets and new product applications, as well as to support next-generation product development. Any net proceeds not so utilized will be used for general working capital purposes.

Backstop Agreement

In connection with the Rights Offering, it is contemplated that Acorn will enter into a Backstop Agreement with certain of its directors and Leap Tide Capital Management LLC, the sole manager of which is Acorn’s President and CEO, pursuant to which they will agree to purchase from Acorn any and all unsubscribed shares of Common Stock in the Rights Offering, subject to the terms, conditions and limitations of the Backstop Agreement. The Backstop Purchasers will not receive any compensation or other consideration for entering into or consummating the Backstop Agreement.

The Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The Company may not accept any offers to purchase Acorn Common Stock pursuant to the Rights prior to the time the Registration Statement becomes effective.

For additional information on the Rights Offering, please see the prospectus included in Acorn Energy’s Registration Statement on Form S-1, which is preliminary and subject to completion, and amendments to be filed with the Securities and Exchange Commission prior to the commencement of the Rights Offering. The completion of the Rights Offering remains subject to the satisfaction of certain conditions, and Acorn reserves the right to terminate the Rights Offering at any time prior to the expiration date of the Rights Offering, including prior to the commencement of the Rights Offering.

This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, LLC, which provides machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Registration Statement will be declared effective and/or that the Rights Offering will be completed. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com